Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into October 3, 2017 by and between PEAK RESORTS, INC., a Missouri corporation (the “Company”) and CHRISTOPHER J. BUB (“Executive”).

The parties agree as follows:

1.Employment.

(a)The Company hereby employs Executive to serve as the Chief Financial Officer of the Company on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the President and CEO of the Company and the Audit Committee of the Board of Directors (the “Board”) of the Company (the “Audit Committee”).

(b)Executive accepts employment and during the term of Executive’s employment, Executive shall observe and comply with the policies and rules of the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. During the term of this Agreement, Executive will not, without the prior written consent of the President and CEO, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Companies”). This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

2.Compensation.

For all services rendered by Executive to or on behalf of the Companies, the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following:

(a)Base Salary.  Executive shall receive a base salary of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, and net of applicable withholding and deductions. Executive’s Base Salary and any bonus shall be reviewed annually by the

Compensation Committee of the Board (the “Compensation Committee”).  Any increases in such Base Salary and/or bonus shall be at the sole discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any increases to Base Salary or award any bonuses. The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.

(b)Compensation Plans.  Executive shall be eligible to participate in any incentive, equity or other compensation plans, including but not limited to the AIP plan, as the Company may implement relative to executive officers and receive cash, equity or other awards as the Compensation Committee and Board of Directors deem appropriate, in their discretion.

(c)Expense Reimbursement.  Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.

(d)Automobile Allowance.  Executive shall have an automobile allowance of Six Hundred Fifty and 00/100 Dollars ($650.00) per month to reimburse Executive for all reasonable expenses including, but not exclusive of, gas, insurance, and maintenance, related to the use of an automobile.  Notwithstanding the foregoing allowance, the Executive shall be entitled to expense reimbursement for automobile rental and related costs while traveling for company purposes.

3.Term and Termination.

(a)Term. The effective date of this Agreement shall be October 3, 2017 (“Employment Commencement Date”). Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through October 2, 2020 and shall thereafter be automatically renewed for successive one-year periods unless, no later than 60 days before the expiration of the then-current term, either Executive or the Company gives the other written notice of non-renewal, in which case this Agreement shall expire upon the conclusion of the then-current initial or renewal term.

(b)Termination for Cause.  The Company may terminate this Agreement at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the President and CEO specifying the details thereof. In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of such termination. Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any plan in which Executive is then participating or any unvested shares or portions of any equity grant not yet vested (including RSUs, SARs, stock options or any other form of equity or long-term incentive) made by the Company to Executive concurrent with or subsequent to the execution of the Original Agreement under any equity compensation plan of the Company (“Unvested Equity Grants”).

(c)Termination Without Cause. The Company may terminate this Agreement at any time without Cause, by giving Executive written notice specifying the effective date of such termination. In the event of a termination without Cause, Company shall pay Executive his then-current Base Salary through the effective date of such termination. Additionally, provided Executive and the Company execute (and, if applicable, thereafter not revoke) a written release in connection with such termination substantially in the form attached hereto as Exhibit A (the “Mutual Release”), Executive shall also be entitled to receive (i) if entitled to receive a bonus as may be determined by the Compensation Committee of the Company, a pro-rated bonus for the portion of the Company’s fiscal year through the effective date of such termination, which prorated bonus shall, if applicable, be based on applying the level of achievement of the performance targets (with respect to both Executive and the Companies) to Executive’s target bonus for the year of such termination payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally (the “Pro-Rated Bonus”), and (ii) twenty-four (24) months  of Executive’s then current Base Salary payable in a lump sum paid to Executive no later than the date that is two and one half months following the calendar year in which such termination without Cause occurs.  For the purposes of this section, any written notice of nonrenewal given by the Company pursuant to Section 3(a) of this Agreement shall be deemed termination without Cause, provided Executive continues to work until the expiration of the Agreement and is willing and able to renew the Agreement on substantially the same terms as in effect prior to nonrenewal.  In addition, provided the Mutual Release has been executed, all Unvested Equity Grants shall automatically become fully vested upon termination pursuant to this Section 3(c).

(d)Termination By Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for “Good Reason” by giving the Company written notice of such termination.  For purposes of this Agreement, “Good Reason” shall mean (i) the Company has breached its obligations hereunder in any material respect, (ii) the Company has decreased Executive’s then current Base Salary, and/or (iii) the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless:  (A) no later than 90 days after the Good Reason event occurs, Executive has provided written notice to the Company of his intent to terminate the Agreement under this provision and identify the specific condition Executive believes to constitute “Good Reason”; (B) the Company has been given at least 30 days after receiving such notice to cure such condition; (C) the Company fails to reasonably cure the condition; and (D) Executive actually terminates employment with the Company within sixty (60) days after the expiration of such 30 day period.  In such event, provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then current Base

Salary through the effective date of such termination, (ii) if entitled to receive bonus as may be determined by the Compensation Committee,  a Pro-Rated Bonus payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally, and (iii) twenty-four (24) months of Executive’s then current Base Salary payable in a lump sum payment to Executive no later than the date that is two and a half months following the calendar year in which such termination for Good Reason occurs. In addition, provided the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(d).

(e)Termination By Executive Without Good Reason.  Executive may also terminate this Agreement at any time without Good Reason by giving the Company at least sixty (60) days’ prior written notice.  In such event, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of termination.  Executive acknowledges that in the event of such termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any incentive compensation plan in which Executive is then participating.

(f)Termination Due To Disability.  In the event that Executive becomes “Totally and Permanently Disabled” (as determined by Executive’s primary care physician), the Company shall have the right to terminate this Agreement upon written notice to Executive.  In the event of a termination under this section, Executive shall be entitled to receive Executive’s then-current Base Salary through the effective date of such termination. Additionally, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall also be entitled to receive (i) if entitled to receive a bonus as may be determined by the Compensation Committee,  a Pro-Rated Bonus, and (ii) Executive’s then-current Base Salary, net of short term disability payments remitted to Executive by the Company pursuant to the Company’s Short-Term Disability Plan, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than twelve (12) months from the date of disability) or (z) the date on which Executive’s long-term disability insurance payments commence.  In addition, provided the Mutual Release has been executed (and, if applicable, thereafter not revoked), all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(f).

(g)Termination Due To Death.  This Agreement shall be deemed automatically terminated upon the death of Executive. In such event, Executive’s personal representative, executor, or heirs shall be entitled to receive Executive’s then-current Base Salary through the effective date of Executive’s death. Additionally, in the event Executive’s personal representative, executor, or heirs and the Company execute a release substantially in the form of the Mutual Release, Executive’s personal representative, executor, or heirs shall receive, if Executive was entitled to receive a bonus at the time of his death as may be determined by the Compensation Committee, a Pro-Rated Bonus. In addition, provided that the Mutual Release has been executed (and, if applicable, thereafter not revoked), all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(g).

(h)Other Benefits.  Upon Executive’s termination pursuant to Sections 3(c) or (d), and, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, the Company shall pay Executive, in lump sum, one year’s COBRA premiums for continuation of health and dental coverage in existence at the time of such termination, as determined as of Executive’s date of termination. This payment will be remitted to Executive at the same time that Executive is paid pursuant to Sections 3(c) and (d).  Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment.

(i)Termination in Connection with a Change in Control.  In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason or notice by the Company of non-renewal of this Agreement, all within three hundred sixty-five (365) days after a consummation of a Change in Control of the Company and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination or non-renewal, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee of the Company, a Pro-Rated Bonus, (iii) a lump sum payment equal to twenty-four (24) months of Executive’s then current Base Salary plus an amount equal to the cash bonus paid to Executive in the prior calendar year, if any, payable no later than the date that is two and a half months following the calendar year in which such termination or non-renewal occurs, and (iv) to the extent not already vested, full vesting of all Unvested Equity Grants, if any.  For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 51% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis;

(B) a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by members of the Board of Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election;

(C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(D) the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

(j)Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties under Sections 2, 3, 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.  In the event an enforcement remedy is sought under Sections 2, 3, 4, 5, 6 or 7, the time periods provided for in those Sections shall be extended by one day for each day Employee failed to comply with the restriction at issue.

4.Restrictive Covenants.

(a)Executive covenants that during Executive’s employment with the Company and for a period of two (2) years following the termination of Executive’s employment, for any reason, Executive will not, except with the prior written consent of the President and CEO, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a “Competing Enterprise,” which is defined as an entity whose operations are conducted within the ski industry in North America.  For the sake of clarity, real estate companies which are not owned, directly or indirectly, by an entity in the ski industry are not considered a Competing Enterprise for the purposes of this Agreement, and an entity shall not be deemed to be “in the ski industry” solely by virtue of developing residential or lodging facilities which may be in or near ski areas or used in whole or part by skiers.  The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

(b)Executive acknowledges the Company’s employees are a valuable resource to the Company. Accordingly, Executive covenants that during Executive’s employment with the Company and for the period of two (2) years following the termination of Executive’s employment, for any reason, Executive will not, directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for the benefit of Executive or for any other person or entity.

(c)Executive recognizes that information about the Company’s customers and clients is Confidential Information and may be a trade secret of the Company.  Accordingly, Executive covenants that during Executive’s employment with the Company and for the period of two (2) years following the termination of Executive’s employment, for any reason, Executive will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of Company.  For purposes of this Agreement, “Covered Clients or Customers” means those persons or entities: (a) that Company has provided services to, and (b) that Executive either had contact with (either directly or indirectly) or received Confidential Information about.

(d)Executive acknowledges the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.

(e)In the event Executive breaches any provision of this Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

5.Document Return; Resignations.

(a)Upon termination of Executive’s employment, for any reason, or upon the Company’s earlier request, Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.

(b) Upon termination of Executive’s employment, for any reason, Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Company, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves as a result of or in his capacity as  Chief Financial Officer (principal financial and accounting officer)  (collectively, the “Associations”).  Executive shall promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b).  If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

6.Confidentiality and Assignment of Intellectual Property.

(a) During Executive’s employment with the Company, and at all times following the termination of Executive’s employment for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement.  As used herein, the term “Confidential Information” includes budgets, business plans, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Company that is not in the public domain, or was known by Executive prior to entering into this Agreement, or was disclosed to Executive by a third party with knowledge of such Confidential Information, or is required to be disclosed by law, court or subpoena.

(b) For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to:  (i) the Company’s business, products or services; or (ii) work performed for the Company by Executive or any other Company employee, agent or contractor; or (iii) the use of the Company’s property or time; or (iv) access to the Company’s Confidential Information. Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection.  Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§. 101, et

seq.).  To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7.Non-Disparagement.

Following the termination of Executive’s employment, for any reason, Executive shall not make any statements disparaging of any of the Companies, their respective boards, their businesses, and the officers, directors, stockholders, or employees of any of the Companies or the Associations. In response to inquiries from prospective employers, which shall be referred by Executive only to the President and CEO, the Company shall confirm only dates of employment, job title, and job responsibilities. Subject to the terms of this Section 7, Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, and the Company and Executive may respond truthfully as may be required by any governmental or judicial body acting in its official capacity. Nothing in this Agreement shall prohibit Executive from responding to a subpoena, court order or similar legal process; provided,  however, that prior to Executive making any disclosures required by a subpoena or other court order relating to the Company, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.Non-Assignability.

Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; however, the Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.

9.Injunctive Relief.

Executive acknowledges the Company’s remedy at law for any violation or threatened violation of Sections 2, 3, 4, 5, 6, 7 and/or 8 of this Agreement may be inadequate and that, accordingly, the Company would by reason of such breach, or threatened breach, be entitled to (i) injunctive relief by temporary restraining order, temporary injunction and/or permanent injunction in a court of appropriate jurisdiction without the need to post bond or other surety, (ii) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of said breach or threatened breach.  The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement. For purposes of such injunctive relief, any legal action or proceeding for injunctive or other equitable relief shall be brought and determined exclusively in state and federal courts located in St. Louis County Missouri.  Executive irrevocably submits with regard to any such action or proceeding for Executive, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and shall not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that party is not personally subject to the jurisdiction of the above-named courts for any reason, and (b) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.Indemnification.

The Company shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  In furtherance thereof, the Company and Executive shall execute and deliver an Indemnification Agreement by and between the Company and Executive, attached hereto as Exhibit B and incorporated herein by reference, concurrently with the execution and delivery of this Agreement.  To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.  Executive shall be covered under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.  However, in order to receive indemnification under this provision: (i) Executive must notify the Company immediately, in writing, of any legal proceedings seeking to impose liability on Executive in such Executive’s capacity as an officer or employee of the Company and (ii) is not permitted to settle any claims without written consent from the Company.

11.Complete Agreement.

Except as to any prior intellectual property, non-competition, non-solicitation and non-disclosure covenants or agreements entered into between the Company and Employee, this Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Company and Executive. Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

12.Disputes.

Notwithstanding Section 9 reserving the right to seek injunctive relief, the provisions under this section are made in accordance with R.S.Mo. §435.350 et seq. and the parties acknowledge it shall be binding upon them. This section of this Agreement will be enforceable for the duration of Executive’s employment with Company, and thereafter with respect to any such claims arising from or relating to Executive’s employment or cessation of employment with Company.  THE PARTIES ACKNOWLEDGE THEY must arbitrate all such employment-related claims and THEY may not file a lawsuit in court, other than for the purposes of seeking injunctive relief under section 9.

All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company shall be resolved, upon written request by either party, by final and binding arbitration by the American Arbitration Association in St. Louis, Missouri (“AAA”) in accordance with the AAA Arbitration Rules and Procedures as in effect at the time of the arbitration. The AAA arbitration fees shall be paid equally by the parties.  Arbitration hereunder shall take place before one AAA arbitrator mutually agreed upon by the parties within 30 days after the written request for arbitration.  If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to AAA to select the arbitrator within 15 days thereafter.  The arbitration and determination rendered by the AAA arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings).  It is understood and agreed the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance.  The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys’ fees) to the prevailing party. In the event any court determines this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereby waive any and all right to a trial by jury in or with respect to such litigation.

13.Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties.

14.Governing Law.

The internal laws of the State of Missouri law shall govern the construction and enforcement of this Agreement.

15.Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

If to Executive:With a copy to:

Christopher J. BubMark F. Mueller

29 Blackwolf Run Ct.The Law Office of Mark F. Mueller, LLC

Wildwood, MO 630401123 Boland Place

St. Louis, MO 63117

If to Company:With a copy to:

Peak Resorts, Inc.David L. Jones, Esq.

17409 Hidden Valley DriveSandberg Phoenix & von Gontard P.C.

Wildwood, MO  63025120 S. Central Ave., Ste. 1420

St. Louis, MO  63105

16.Code Section 409A.

(a)This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  Any reference to an Executive’s termination of employment shall mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A.

(b)Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with the Company, as a result of such termination, Executive would receive any payment that, absent the application of this Section 16 would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (1) 6 months after the date of termination of Executive’s employment, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.  .  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that he shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by him on account of non-compliance with Section 409A.

17.Excise Tax.

(a)Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would but for this Section 17 be subject to the excise tax imposed by §4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either be (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section shall be made in writing in good faith by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2)), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of §280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments and (iv) from equity awards that are partially included as parachute payments, in each instance provided that §409A is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the code, and other applicable legal authority. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)If, notwithstanding any reduction described in this Section, the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

(c)Notwithstanding any other provision of this Section, if (i) there is a reduction in the Payments as described in this Section, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Payments which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payments are maximized.

18.No Duty to Mitigate.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

19.Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

20.Counterparts.

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties.

21.Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

22.Severability and Modification by Court.

If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day of the date first written above.

PEAK RESORTS, INC.:

By:  /s/Timothy D. Boyd_________

                                                                                           Timothy D. Boyd, President

EXECUTIVE:

/s/Christopher J. Bub____________

Christopher J. Bub

Exhibit A

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this day of ___________, 20____ (the “Release Date”) by Christopher Bub (“Employee”), on the one hand and Peak Resorts, Inc. (“Peak”) on the other hand.

1.Reference is hereby made to Executive Employment Agreement, dated _________________ , 20___ (the “Executive Employment Agreement”) by and between the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and Peak. Capitalized terms used but not defined herein have the meanings ascribed to them in Executive Employment Agreement which is adopted and incorporated herein by reference.

2.Employee, for him, his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges Peak and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, that Employee or his spouse, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date.  Employee acknowledges this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3.Peak hereby releases and discharges Employee, his spouse, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, that Peak ever had or may have at any time through the Release Date.  Peak acknowledges this Release is intended to and does cover, but is not limited to: (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak, and (ii) any claim for attorneys’ fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, Peak is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  Peak accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4.This Release shall in no event (i) apply to any claim by either Employee or Peak arising from any breach by the other party of its obligations under Executive Employment Agreement occurring on or after the Release Date, (ii) waive Employee’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee’s employment under the terms of Executive Employment Agreement, or (iii) waive Employee’s right to indemnification under the by-laws of the Company.

5.Enforceability of Release:

(a)You acknowledge that you have been advised to consult with an attorney before signing this Release.

(b)You acknowledge the adequacy and sufficiency of the consideration outlined in Executive Employment Agreement for your promises set forth in this Release and that the Company is not otherwise obligated to pay such sums.

(c)You acknowledge that you have been offered at least twenty-one (21) days to consider this Release, that you have read Executive Employment Agreement and this Release, and understand its terms and significance, and that you have executed this Release and with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if you have chosen to consult with an attorney, your attorney has fully explained all terms and their significance to you.

(d)You hereby certify your understanding that you may revoke this Release, as it applies to you, within seven (7) days following execution of this Release and that this Release shall not become effective or enforceable until that revocation period has expired.  Any revocation should be sent, in writing, to Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, MO  63025, with a copy to:  David L. Jones, Esq., Sandberg Phoenix & von Gontard, P.C., 120 S. Central Ave., Ste. 1420, St. Louis, Missouri 63105.  You also understand that, should you revoke this Release within the seven-day period, this Release, as it applies to you, would be voided in its entirety and the sums set forth in Executive Employment Agreement would not be paid or owed to you.

6.This Mutual Release shall be effective as of the eighth day following the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

PEAK RESORTS, INC.

_________________________________By: ________________________________

CHRISTOPHER J. BUB

Date: ____________________________Date: _______________________________

Exhibit B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is entered into as of the 3rd day of October, 2017, by and between PEAK RESORTS, INC., a Missouri corporation (the “Corporation”) and CHRISTOPHER J. BUB (“Indemnitee”), the Chief Financial Officer (“CFO”) of the Corporation.

Recitals

A.It is essential to the Corporation to retain and attract as directors and officers the most capable persons available.

B.The substantial risks of litigation against corporations and their directors and officers subjects directors and officers of the Corporation to the possible necessity of incurring extraordinary expenses out of their personal resources either while directors’ and officers’ liability insurance may be unavailable to them or because the expenditure is not covered by insurance policies then in effect.

C.It is the policy of the Corporation to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law.

D.Indemnitee does not regard the protection available under the Corporation’s Certificate of Incorporation, Bylaws and insurance policies as adequate in the present circumstances, and may not be willing to continue to serve as CFO without adequate protection, and the Corporation desires Indemnitee to continue to serve as CFO.

Agreement

NOW THEREFORE, in consideration of Indemnitee’s service as CFO of the Corporation, the Corporation and Indemnitee hereby agree as follows:

1. Agreement to Serve. Indemnitee agrees to continue to serve as CFO of the Corporation for so long as Indemnitee is duly appointed or until such time as Indemnitee tenders Indemnitee’s resignation in writing. However, this Agreement does not constitute either an employment contract or any commitment, express or implied, to cause Indemnitee to be appointed as CFO.  The parties hereto adopt and incorporate the Executive Employment Agreement, dated October 3, 2017, as if fully set forth herein.

2. Definitions. As used in this Agreement:

(a)“Proceeding” includes, without limitation, any threatened, pending, completed action, suit, or proceeding, including any appeals related thereto, whether brought by or in the right of the Corporation or otherwise, and whether of a civil, criminal, administrative, or investigative nature, in which Indemnitee is or was a party or is threatened to be made a party by reason of the fact that Indemnitee is or was an officer of the Corporation (or of any predecessor or subsidiary of the Corporation or any successor to the Corporation by merger), or is or was serving at the request of the Corporation as an officer, employee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, or other enterprise (including but not limited to a subsidiary). Such request by the Corporation shall be presumed to exist in the case of a subsidiary or other entity in which the Corporation has an investment or contractual interest. “Proceeding” also includes an action by Indemnitee, including without limitation any mediation or arbitration, to establish or enforce a right of Indemnitee under this Agreement.

(b) “Expenses” include, without limitation, expenses of investigation, costs of judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Indemnitee attorneys’ fees and disbursements, costs of meals, lodging and travel reasonably and necessarily incurred by Indemnitee to attend any Proceeding or event related to the Proceeding including but not limited to depositions and mediation sessions, and any other defense costs incurred by Indemnitee in connection with any Proceeding, but shall not include judgments, fines, or penalties finally assessed against Indemnitee.

(c) “Other enterprises” include employee benefit plans; “fines” include any excise taxes assessed on Indemnitee with respect to any employee benefit plan; “serving at the request of the Corporation” includes any service as a director, officer, employee, member, manager or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, member, manager, agent, or fiduciary with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Agreement.

3. Indemnity in Third-Party Proceedings. The Corporation shall indemnify Indemnitee against all Expenses, judgments, fines, and penalties actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor, and other than or a Proceeding brought or initiated voluntarily by Indemnitee), but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any such Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

4. Indemnity in Proceedings By or In the Right of the Corporation. The Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding by or in the right of the Corporation to procure a judgment in its favor, but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification for Expenses shall be made under this section in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation for negligence or misconduct in the performance of Indemnitee’s duty to the Corporation, unless (and then only to the extent that) the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.

5. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement:

(a) To the extent that Indemnitee has been successful on the merits or otherwise, including by a settlement, in defense of any Proceeding, or in defense of any one or more claims, issues or matters included therein, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith; and

(b) Indemnitee’s Expenses actually and reasonably incurred in connection with successfully establishing or enforcing, in whole or in part, Indemnitee’s right to indemnification or advancement of Expenses under this Agreement or otherwise, shall also be indemnified by the Corporation.

6.Advances of Expenses. At the written request of Indemnitee, the Expenses reasonably incurred by Indemnitee in any Proceeding, including Expenses billed but not yet paid, shall be paid directly (or if already paid by Indemnitee, shall be reimbursed to Indemnitee) by the Corporation from time to time in a timely manner in advance of the final disposition of such Proceeding, provided that Indemnitee shall undertake in writing to repay the amounts advanced if and to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification. Indemnitee shall not be required to provide security for such undertaking. If the Corporation makes an advance of Expenses pursuant to this section, the Corporation shall be subrogated to every right of recovery Indemnitee may have against any insurance carrier from whom the Corporation has purchased insurance for such purpose.

7.Right of Indemnitee to Indemnification Upon Application; Procedure Upon

Application.

(a)Any indemnification or advancement of Expenses under this Agreement shall be paid by the Corporation no later than 30 days after receipt of the written request of Indemnitee, unless a determination is made within said 30-day period by either:

(i) The Board of Directors of the Corporation (the “Board”) by a majority vote of a quorum consisting of directors who were not and are not parties to the Proceeding in respect of which indemnification is being sought;

(ii) Independent legal counsel in a written opinion; or

(iii) The stockholders of the Corporation by vote of a majority of a quorum at a meeting duly called and held,

that Indemnitee has not met the standards for indemnification set forth in the relevant section or sections of this Agreement.

(b)Indemnitee’s right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that such indemnification or advancement is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including the Board or independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that Indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation (including the Board or independent legal counsel or the stockholders) that Indemnitee has not met such standard shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(c)With respect to any Proceeding for which indemnification or advancement of Expenses is requested, the Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, the Corporation may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election to assume the defense of a Proceeding, the Corporation will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than as provided below. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Indemnitee shall have the right to employ counsel in any Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense of the Proceeding shall be at the expense of Indemnitee and shall not be advanced or indemnified by the Corporation, unless:

(i) The employment of counsel by Indemnitee has been authorized by the Corporation, or

(ii) Indemnitee shall have reasonably concluded, in writing sent to the Corporation, that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of a Proceeding, or

(iii) The Corporation shall not in fact have employed counsel to assume the defense of a Proceeding, or

(iv) Such Expenses of counsel are actually and reasonably incurred in connection with successfully establishing, in whole or in part, Indemnitee’s right to indemnification or advancement of Expenses under this Agreement or otherwise, in each of which cases the fees and expenses of Indemnitee’s counsel shall be advanced by the Corporation.  Notwithstanding the foregoing, the Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation.

8.Limitation on Indemnification.  No payment pursuant to this Agreement shall be made by the Corporation:

(i) To indemnify or advance funds to Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board finds it to be appropriate;

(ii) To indemnify Indemnitee for any Expenses, judgments, fines, or penalties sustained in any Proceeding for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except in respect of any deductible or retention amount, or any excess beyond the amount of payment under such insurance;

(iii) To indemnify Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation pursuant to the provisions of § 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state, or local statutory law;

(iv) To indemnify Indemnitee for any Expenses, judgments, fines or penalties resulting from Indemnitee’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent, or deliberately dishonest; or

(v) If a court of competent jurisdiction finally determines that such payment is unlawful.

9. Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation or the Bylaws of the Corporation, any other agreement, any vote of stockholders or disinterested directors, the General and Business Corporation Law of Missouri, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such directorship or office. The indemnification provided by this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be CFO and shall inure to the benefit of Indemnitee’s personal representatives, heirs, legatees and assigns.

10. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of the Expenses, judgments, fines, or penalties actually and reasonably incurred by him or her in any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines, or penalties to which Indemnitee is entitled.

11. Presumption and Burden of Proof. In any adjudication, opinion by counsel, or decision by the Board or shareholders referred to in this Agreement or otherwise that involves the determination, directly or indirectly, as to whether Indemnitee is entitled to indemnification, including the advancement of Expenses, there shall be a presumption that Indemnitee is entitled to indemnification. The Corporation or any other person opposing indemnification shall have the burden of proof to overcome the presumption in favor of indemnification by clear and convincing evidence.

12. Selection of Independent Legal Counsel. If an opinion of independent legal counsel shall be required for any purpose under this Agreement, such counsel shall be selected and appointed by or in a manner determined by the Board. Such selection and appointment shall also be subject to the consent of Indemnitee, which consent shall not be unreasonably withheld. Nothing herein shall prohibit the Board from selecting Indemnitee’s defense counsel for this purpose if the Board determines this to be in the best interest of the Corporation as an appropriate way to determine the potential liability of Indemnitee.

13. Settlement of Proceedings. In the case of a Proceeding by Indemnitee to establish or enforce a right of Indemnitee under this Agreement, the Corporation and Indemnitee, shall work in good faith and have mutual right, during such Proceeding to make the determination that it is in the best interests of the Corporation to settle the Proceeding, and to pay all or part of the indemnity sought as a part of such settlement.

14. Arbitration. If the Corporation makes a determination that Indemnitee is not entitled to indemnity in connection with a Proceeding, Indemnitee shall have the right to de novo review of such determination before a panel of arbitrators chosen in accordance with the commercial arbitration rules of the American Arbitration Association.

15. Maintenance of Liability Insurance.

(a) The Corporation hereby covenants and agrees that, as long as Indemnitee continues to serve as CFO of the Corporation and thereafter as long as Indemnitee may be subject to any Proceeding, the Corporation, subject to subsection (c) of this section, shall maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

(b) In all D&O Insurance policies, Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation’s directors and officers. Further, in all policies of D&O Insurance, coverage for Indemnitee shall include but not be limited to the following:

(i) Claims asserted by the Corporation’s present or past shareholders, directors, employees, lenders, customers, suppliers, competitors and regulators, as well as claims in connection with class actions, claims arising out of mergers and acquisitions and antitrust claims asserted by governmental or private parties; but the policy may exclude claims by one insured against another insured, except for employment claims;

(ii) No exclusion for Indemnitee’s negligence;

(iii) No exclusion for fraud or deliberate dishonesty, except if there has been a final adjudication of fraud or dishonesty by a court of competent jurisdiction;

(iv) Punitive and exemplary damages as well as the multiplied portion of any damage award; and

(v) Any and all Expenses, judgments, fines and penalties not indemnifiable pursuant to this Agreement, the Corporation’s Certificate of Incorporation or Bylaws, the General Corporation and Business Law of the State of Missouri, or the laws, rules or regulations of any other jurisdiction or state or federal agency whose laws, rules or regulations may be applicable.

(c)Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if and to the extent that the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary of the Corporation.

16.Miscellaneous.

(a) Savings Clause. If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the extent permitted by any applicable portion of this Agreement that has not been invalidated or by any other applicable law.

(b) Notice. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to the Corporation notice in writing as soon as practicable of any Proceeding for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to Peak Resorts, Inc., Attention: Stephen J. Mueller or Timothy D. Boyd, 17409 Hidden Valley Drive, Wildwood, MO 63025 (with a copy to: David L. Jones, Esq., Sandberg Phoenix & von Gontard P.C., 120 S. Central Avenue, Suite 1420, St. Louis, MO 63105), or such other address as is then its corporate headquarters, or such other address as the Corporation shall have designated in writing to Indemnitee at his last known residence or office address. Notice shall be deemed received three days after the date postmarked if sent by prepaid mail, properly addressed. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be reasonably within Indemnitee’s power.

(c) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to constitute one and the same instrument.

(d) Applicable Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Missouri.

(e) Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and upon Indemnitee and his personal representatives, heirs, legatees and assigns.

(f) Amendments. No amendment, waiver, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. The indemnification rights afforded to Indemnitee hereby are contract rights and may not be diminished, eliminated, or otherwise affected by amendments to the Certificate of Incorporation or Bylaws of the Corporation or by other agreements without the express written agreement of the parties expressly referring to and consenting to the provision by which such rights will be diminished, eliminated or otherwise affected.

Remainder of page intentionally left blank. Signature page to follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

Corporation:

PEAK RESORTS, INC. a Missouri corporation

By: /s/ Timothy D. Boyd___________

      Timothy D. Boyd, President

Indemnitee:

/s/ Christopher J. Bub____________

Christopher J. Bub